                                  EXHIBIT 8.2.
                                  ------------

                               PURCHASE AGREEMENT
                               ------------------


         THIS PURCHASE AGREEMENT (this "Agreement") is entered into as of May ____, 2005, among MTEL Communications, Inc., a Florida corporation ("Seller"), Miguel Vazquez ("Vazquez") and Morgan Beaumont, Inc., a Nevada corporation ("Buyer"), with reference to the following.

                                 R E C I T A L S
                                 ---------------

         A. Seller and Buyer have entered into a binding letter of intent dated April 1, 2005 (the "Letter") concerning the purchase and sale of certain assets of Seller

         . Buyer, Vazquez and Seller now desire to enter into this Agreement to set forth the terms under which Seller shall sell and Buyer shall purchase certain assets of Seller.

         B. Concurrent with the closing of the purchase and sale of the assets of Seller, Buyer contemplates engaging Vazquez as a consultant.

                                A G R E E M E N T
                                -----------------

         NOW, THEREFORE, in consideration of the foregoing premises, the provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, effective upon the Closing, as defined below, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, each of the assets described in SCHEDULE "1" attached hereto (collectively, the "Assets"), in good working order, free and clear of any and all claims, liens, pledges, options, charges, security interests, restrictions, encumbrances or other rights of third parties, of any kind or nature (collectively, "Encumbrances"). Seller shall pay any sales or use taxes arising out of the sale of the Assets to Buyer.

2. NO ASSUMPTION OF LIABILITIES. Buyer shall not assume or be liable or responsible for any liabilities, obligations or commitments of Seller or Vazquez and all such liabilities, obligations and commitments shall remain the exclusive liabilities, obligations and commitments of Seller or Vazquez, as applicable.

3. THE PURCHASE PRICE. In and as consideration for the purchase of the Assets. Buyer shall pay to Seller an aggregate purchase price (the "Purchase Price") of xxx Thousand Dollars ($xxx,xxx) and xxx Three Thousand Six Hundred Thirty Six (xxx,xxx) shares of restricted common stock paid as follows.

                  (a) PAYMENT IN CASH. Two Hundred Thousand Dollars ($xxx,xxx) cash (the "Cash Consideration") to be paid as follows:

                           (i)   xx Thousand Dollars ($xx,xxx) at the Closing;

                           (ii) xx Thousand Dollars ($xx,xxx) thirty (30) days after the Closing;

                           (iii) xx Thousand Dollars ($xx,xxx) sixty (60) days
                                 after the Closing; and

                           (iv) xx Thousand Dollars ($xx,xxx) ninety (90) days after the Closing.

                  (b) PAYMENT IN STOCK. Eight Hundred Sixty Three Thousand Six Hundred Thirty Six (xxx,xxx) shares of Buyer's restricted common stock shall be delivered to Seller.

                  (c) COMMISSION ON SALES. In addition to the commissions described in Paragraph 3(d), in the event that the prepaid calling card products introduced by Buyer produce revenue within any one (1) of Buyer's 2005 fiscal quarters equal to Five Hundred Thousand ($500,000), with a gross profit of at least twelve percent (12%), Seller shall be entitled to a bonus of Twenty Five Thousand Dollars ($25,000). This bonus can be earned by Seller in any of Buyer's 2005 fiscal quarters (i.e. if Seller met the above conditions in 3 separate fiscal quarters, the bonus earned would be Seventy-Five Thousand Dollars ($75,000)). Any bonus earned within a particular 2005 fiscal quarter shall be paid by Buyer to Seller within fifteen (15) business days after the end of such fiscal quarter.

                   (d) ADDITIONAL STOCK. In the event that Buyer fails to release a Morgan Beaumont or MTEL re-loadable phone card and/or phone/debit card within one hundred twenty (120) days of the execution of this Agreement, Buyer will be obligated to issue to Seller an additional xxxxxx Three (xxxxxx) shares of Buyer's restricted common stock (the "Additional Stock Consideration").

4. INTELLECTUAL PROPERTY RIGHTS. At the Closing, Seller shall assign, transfer and convey to Buyer all of Seller's intellectual property rights listed in SCHEDULE "1" and shall evidence such transfer by executing and delivering to Seller an Assignment of Intellectual Property Rights (the "Assignment") in the form attached hereto as EXHIBIT "A".

5. BILL OF SALE. At the Closing, Seller shall deliver to Buyer a Bill of Sale in substantially the form attached hereto as EXHIBIT "B" (the "Bill of Sale") and such other duly executed instruments of transfer as may be reasonably necessary to transfer to Buyer all of Seller's right, title and interest in and to the Assets.

6. CLOSING. The Closing of the purchase and sale of the Assets (the "Closing") shall take place on or before 5:00 p.m. (EST) on May 15, 2005 (the "Closing Date") or upon such later date as agreed to be Seller and Buyer.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller and Vazquez, jointly and severally, represent, warrant and covenant to Buyer that the following statements are true, complete and not misleading.

                  (a) ORGANIZATION, EXISTENCE AND AUTHORITY. The Seller corporation is duly incorporated, validly existing and in good standing under the laws of the State of Florida. Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  (b) DUE EXECUTION AND DELIVERY; BINDING OBLIGATIONS. This Agreement has been duly executed and delivered by Seller and Vazquez. This Agreement constitutes a legal, valid and binding agreement of Seller and Vazquez, enforceable against Seller and Vazquez in accordance with its terms.

                  (c) NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement by Seller or Vazquez, nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, the charter documents of Seller or any shareholders' agreement or similar agreement or understanding to which Seller is bound, (ii) a violation by Seller or Vazquez of any applicable law, statute, code, ordinance, rule, regulation or order, whether federal, state, local or other (individually, a "Law" and collectively, "Laws"), (iii) a violation by Seller of any order, judgment, writ, injunction, decree or award to which Seller or Vazquez are a party or to which Seller or Vazquez are otherwise subject, (iv) an imposition of an encumbrance on any of the Assets, (v) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) any agreement, license, commitment, note, bond, deed of trust, indenture, lease, mortgage or other instrument to which Seller or Vazquez are a party or by which any of their properties or assets is bound, or (vi) conflict with, or breach or violation of any terms, conditions, representations, warranties or obligations made by Seller or Vazquez to any third party.

                  (d) CONSENTS AND APPROVALS. No consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Seller by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to avoid any contract by which the Assets are bound or affected or the creation of an encumbrance on the Assets.

                  (e) NO ACTIONS OR PROCEEDINGS; COMPLIANCE WITH LAWS. There are no pending or, to the knowledge of Seller or Vazquez, threatened actions, claims, lawsuits, proceedings, arbitrations, mediations or other disputes (collectively, "Actions"), whether private or public, affecting the Assets or which could reasonably be expected to affect the enforceability of this Agreement or the ability of Seller or Vazquez to consummate the transactions contemplated by this Agreement or for Buyer to use the Assets for their intended purpose. Neither Seller or Vazquez have received any notice from, or otherwise been advised that, any governmental authority or other person is claiming any violation or potential violation of any Law that would affect the Assets.

                  (f) INTELLECTUAL PROPERTY. Seller owns, has a license for, or otherwise possesses legally enforceable rights to use all trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, unregistered trademarks, trade names, service marks and copyrights and all processes, methods, designs, patterns, trade secrets, know-how, programs code, software and all other tangible or intangible proprietary information and intellectual property included or used in the operation of the Assets. There are no outstanding licenses or agreements of any kind (i) relating to Seller's grant of any of its rights, title and interest in and to any of such rights or (ii) requiring Seller to pay any licensing fee or make any royalty payment with respect to the Assets or any such rights. Seller has not received any communication alleging that it has violated any of the proprietary rights of any other person or entity.

                  (g) RESTRICTIONS ON USE OF ASSETS. There is no agreement, judgment, injunction, order or decree binding upon Seller or Vazquez which has or could reasonably be expected to have the effect of prohibiting or impairing the use by Buyer of the Assets, and Seller and Vazquez shall not take or permit any action which would impair Buyer's rights to the Assets.

                  (h) CONTINUITY OF OPERATIONS. Seller shall continue as a going concern, preserve its corporate existence, pay its debts and obligations as they become due and not take or permit any action which would or could impair its ability to fulfill its obligations hereunder.

                  (i) COMPLIANCE LAWS. Seller has at all times, to the best of Seller's knowledge, owned and operated the business, and otherwise carried on and conducted its business, in material compliance with all federal, foreign, state and local laws, ordinances, rules and regulations (including, but not limited to, all laws, ordinances, rules and regulations relating to health, safety and labeling of products; health and safety; equal employment opportunities; environmental, wages and hours of employment; pricing; and sales and distribution of products). To the best of Seller's and Vazquez's knowledge, Seller has not violated any copyright or trademark.

                  (j) LICENSES, PERMITS AND ORDERS. SCHEDULE "2" contains a list of all material qualifications, registrations, filings, approvals, authorizations, consents, licenses, orders or other permits of all governmental agencies, whether federal, state, or local, owned, held or utilized by Seller in the operation of the Assets. To the knowledge of Seller and Vazquez, all such qualifications, registrations, filings, approvals, authorizations, consents, licenses, orders and other permits constitute the only approvals, authorizations, consents, licenses, orders and permits which are required by Seller to operate sell prepaid phone cards and utilize the Assets. Seller will cooperate with and assist Buyer with respect to transferring, acquiring or licensing all such qualifications, registrations, filings, approvals, authorizations, consents, licenses, orders or other permits necessary to utilize the Assets. Seller will also cooperate with Buyer for the purpose of securing the transfer of all such licenses, permits and orders which are transferable to Buyer.

                  (k) TAX MATTERS. Seller has duly filed all federal, state, county and local tax returns required to be filed on behalf of or related to the Assets, including those with respect to income, withholding, Social Security, unemployment, franchise, excise, sales and use taxes, and has paid in full all taxes, interest, penalties, assessments or deficiencies shown to be due on such returns and reports or claimed to be due on such tax returns and reports. No claims for additional taxes are pending or, to the knowledge of Seller, threatened with respect thereto which would affect the Assets or the transfer thereof to Buyer.

                  (l) DISCLOSURE AND RELIANCE. Seller and Vazquez have disclosed to Buyer all facts material to the transactions contemplated in this Agreement. None of the information, documents, certificates or instruments furnished or to be furnished by Seller, Vazquez or any of their representatives, to Buyer or any of its representatives in connection with this Agreement or otherwise in connection with the transactions contemplated hereby are false or misleading in any material respect or contain any material misstatement of fact or omit to state any material facts required to be stated to make the statements therein not misleading in light of the circumstances under which made. To the extent that any portion of the representations and warranties made herein were made to Seller's or Vazquez's knowledge, each such party represents that they have made due and reasonable inquiry with respect thereto.

                  (m) TITLE TO AND CONDITION OF ASSETS.

                          (a) TITLE TO ASSETS. Seller has, and will transfer to
Buyer at the Closing, good and marketable title to the Assets free and clear of any liens or encumbrances.

                          (b) CONDITION OF ASSETS. The Assets are, in all
material respects, in good condition and repair, except with respect to ordinary wear and tear and have been properly maintained in all material respects in the ordinary course of business with routinely scheduled maintenance and are suitable for the uses for which they are intended.

8. INVESTMENT REPRESENTATIONS OF SELLER AND VAZQUEZ.

                  (a) Each of Vazquez and Seller is either an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Act") or has such knowledge and experience in financial and business matters, either alone or with their professional advisors, that he or it is capable of evaluating the meriting and risks of the acquisition of the stock of Buyer.

                  (b) Each is a resident of the State of Florida.

                  (c) Each has received copies of the following documents of
Buyer: (i) Form 10-KSB report filed with the SEC for the year ended September 30, 2004; (ii) Form 10-QSB report filed with the SEC for the quarter ended December 31, 2004; and (3) all Form 8-K reports filed with the SEC since September 30, 2004.

                  (d) Each has been furnished with a list of each exhibit to the report described in paragraph (c) above and each has been offered a copy of all such exhibits as requested by them.

                  (e) Each has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain additional information that Buyer possesses or can obtain without unreasonable effort or expense that is necessary to verify the accuracy of the shares.

                  (f) Each is acquiring the shares pursuant to this Agreement for their own account, not as a nominee or agent. No one else has any interest, beneficial or otherwise, in any of such the stock.

                  (g) Each is able to bear the economic risk of such an investment in the stock, is aware that they must be prepared to hold such stock for an indefinite period and is aware that the stock has not been registered under the Act, or registered or qualified under the Law, or any other securities law, on the ground, among others, that no unregistered distribution or public offering of such stock is to be effected and the stock is being issued by Buyer without any public offering within the meaning of Section 4(2) of the Act.

                  (h) Without in any way limiting the representations herein, each further agrees that they shall not encumber, pledge, hypothecate, sell, transfer, assign or otherwise dispose of, or receive any consideration for, any shares of the stock or any interest in them, unless and until prior to any proposed encumbrance, pledge, hypothecation, sale, transfer, assignment or disposition, (i) a registration statement on any form appropriate under the Act with respect to the shares proposed to be transferred or otherwise disposed of shall be then effective (ii) they shall have furnished Buyer with an opinion of counsel (obtained at their own expense) in form and substance satisfactory to Buyer to the effect that such disposition will not require any registration of any such shares under the Act or qualification of any such shares under any other securities law, or (iii) Rule 144 under the Act is available with respect to such transaction.

                  (i) Each understands and agrees that each certificate representing the stock will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) which legend restricts the sale, transfer or other disposition of the stock, provided, however, that Buyer shall, on the request of Seller or Vazquez, cause such legends to be removed from the certificates evidencing the stock, if they have held such stock for the period contemplated by Rule 144(k) under the Act and if they have not then and have not been, during the three-months preceding such request, an affiliate of Buyer (as defined in Rule 144 under the Act)

                  (j) Each understands and agrees that the shares that the shares of the stock will be "restricted securities" as that term is defined in Rule 144 under the Act and, accordingly, that is must be held indefinitely, unless it is subsequently registered under the Act or an exemption from such registration is available.

9. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and Vazquez that the following statements are true, complete and not misleading:

                  (a) ORGANIZATION, EXISTENCE AND AUTHORITY. Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary action on Buyer's part.

                  (b) DUE EXECUTION AND DELIVERY; BINDING OBLIGATIONS. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  (c) NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with the charter documents of Buyer or any shareholders' or similar agreement or understandings to which Buyer is bound, (ii) a violation by Buyer of any applicable Law, or (iii) a violation by Buyer of any order, judgment, writ, injunction decree or award to which Buyer is a party.

                  (d) CONSENTS AND APPROVALS. No consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Buyer by virtue of its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  (e) NO ACTIONS OR PROCEEDINGS. There are no pending, or to Buyer's knowledge, threatened Actions affecting Buyer which could reasonably be expected to affect the enforceability of this Agreement or Buyer's ability to consummate the transactions contemplated by this Agreement.

                  (f) STOCK OF BUYER. The shares of Buyer's common stock to be issued to Seller pursuant to this Agreement shall be fully paid and non-assessable.

10. CONDITIONS TO CLOSING. The Closing is subject to any condition upon the occurrence of the following:

                  (a) SELLER'S CONDITIONS TO CLOSING. Seller shall not be required to close the purchase and sale until the following conditions are satisfied:

                           (i) Buyer has complied with all of the terms and
conditions of this Agreement and signed all documents necessary under this Agreement except those waived in writing by Seller.

                  (b) BUYER'S CONDITIONS TO CLOSING. Buyer shall not be required to close the purchase and sale until the following conditions are satisfied:

                           (i) Seller has complied with all the terms and
conditions of this Agreement and signed and delivered to Buyer or its agents all documents necessary for under this Agreement unless waived in writing by Buyer;

                           (ii) Seller is not in default of any term, condition
or provision of this Agreement; and

                           (iii) Buyer's satisfaction, in its sole and absolute
discretion, with the results of its due diligence and its analysis of the Assets.

11. ENGAGEMENT OF MIKE VAZQUEZ. Concurrent with the Closing of this transaction, Buyer shall engage Vazquez as a consultant to Buyer upon the terms and conditions described as follows:

                  (a) SERVICES. Vazquez shall provide certain services, including but not limited to, the following services:

                           (i) Management of all switches and Telco-related
opportunities;

                           (ii) Negotiation and management of all Telco-related
contracts and relationships;

                           (iii) Assistance in the development of prepaid phone
cards and re-loadable prepaid phone cards business; and

                           (iv) Sale of prepaid phone cards, re-loadable prepaid
phone cards and Debit/ ATM and hologram debit cards.

                  (b) COMPENSATION. Vazquez shall receive the sum of Five Thousand Dollars ($5,000) per month for a period of no less than eighteen (18) months in consideration for the services rendered by Vazquez, pursuant to the consulting agreement attached hereto as Exhibit "C" ("Consulting Agreement"). The Consulting Agreement shall provide that Vazquez shall be entitled to a commission to be calculated as follows: ten percent (10%) of gross profit collected from the sale of cards (phone and/or stored value) to the extent such amount exceed Twenty Thousand Dollars ($20,000) per calendar month. (For example, if $100,000 is collected in gross profit from the sale of phone cards and/or phone/stored value cards, the commission earned would be $8,000 ($100,000
- $20,000 - $80,000 x 10% = $8,000). In this example, Vazquez would earn a total of $13,000 (inclusive of his base pay) in compensation that month.)

12. NO TRADING. Seller, Vazquez and Buyer acknowledge that Buyer is a publicly-traded entity and that the disclosure of this Agreement or the terms contemplated herein could affect the price of Buyer's shares and that they have material inside information that must be maintained as confidential information. Seller and Vazquez shall not purchase or sell any shares of Buyer until the completion or cancellation of this Agreement. Further, both Buyer and Seller recognize they have specific requirements related to the restricted stock and agree to act within the requirements related to the sale and transfer thereof.

13. NO THIRD PARTY RIGHTS. This Agreement is intended solely for the benefit of the parties hereto and shall not be deemed to create any rights in any other person or entity.

14. INDEMNIFICATION. The parties shall and hereby do indemnify, defend and hold harmless the other and each of the others officers, directors, employees, consultants, advisors, lawyers, accountants, successors and assigns for, from and against any and all claims, actions, causes of action, demands, judgments, damages and liability, of every kind and nature, including attorneys fees and costs, stemming from or relating to any violation of any representation, warranty or covenant or the terms of this Agreement.

15. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Vazquez must personally perform the Services. MBI may assign this Agreement to an entity with which it becomes merged or otherwise affiliated and such entity may be added to or may replace MBI at MBI's discretion upon notice to Vazquez. In the event the Company intends to resell or transfer the Assets, Vasquez shall have right of first refusal to purchase the Assets upon the same terms and conditions offered to the Company, which must be completed within ten (10) days of the date the Company notifies Vazquez of the offer.

16. SUCCESSORS AND ASSIGNS. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

17. ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto and any other written agreement referred to herein or executed in connection herewith, set forth the entire agreement between the parties with regard to the subject matter hereof.

18. SEVERABILITY. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be judicially declared to be invalid, unenforceable, void or voidable, such decision will not have the effect of invalidating, voiding or rendering voidable the remainder of this Agreement and the remainder of this Agreement will have the same force and effect as if such provision had never been included.

19. COUNTERPARTS. This Agreement may be executed in person or by facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

20. SURVIVAL. The representations, warranties and agreements in this Agreement shall survive any cancellation, termination, rescission or expiration of this Agreement.

21. NOTICES. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient at the addresses set forth on the signature page hereto and shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) upon transmittal, if sent by facsimile during the recipient's normal business hours and receipt is confirmed; (iii) at the beginning of the next business day if sent by facsimile outside the recipient's normal business hours and receipt is confirmed, or (iv) on the date or receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier.

22. WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any breach by a party may only be waived by the other party in a written instrument signed by the waiving party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach.

23. WAIVER OF BREACH. The waiver by MBI of a breach of any condition of this Agreement by Vazquez shall not be construed as a waiver by MBI of any subsequent breach by Vazquez.

24. DISCRETION TO WAIVE ENFORCEMENT. MBI's CEO shall retain the unilateral discretion to waive the enforcement of any provision of this Agreement. Such a waiver would be effective only upon MBI's President's signing a detailed description of the waiver. MBI has not and will not make any representations regarding future waivers of any provision of this Agreement until presented with detailed facts and circumstances at the time the request is made. Further, any waiver shall be limited to the signed description.

25. GOVERNING LAW. The validity, construction and performance of this Agreement, and any action arising out of or relating to this Agreement shall be governed by the laws of the State of Florida and venue shall lie in Sarasota County.

26. ATTORNEYS' FEES. If any arbitration, litigation, action, suit or other proceedings is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party's attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitioner therefrom.

27. WAIVER OF JURY TRIAL. To the extent permitted by law, in the event of a dispute between the parties, Vazquez and MBI hereby elect to have a judge rather than a jury resolves any future disputes and hereby waive a trial by jury of any and all issues arising in any action or proceeding relating to this Agreement or to their employment relationship. However, for additional clarity, the following is a list of some of the types of claims included in this Waiver of Jury Trial: all claims in tort (for negligent or intentional acts), in contract (whether verbal or written), by statute, for constitutional violation, for wrongful discharge, discrimination, harassment, retaliation, or claims of personal injury, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to, any and all claims, demands, rights, and/or causes of action arising out of their relationship from the beginning of time until the end of time. The Parties understand that the right to a trial by jury is a constitutional right and that this election to have a judge determine any claim, rather than a jury, is a voluntary choice.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

"BUYER":                                    "SELLER":

MORGAN BEAUMONT, INC., a Nevada             MTEL COMMUNICATIONS, INC., a
corporation                                 Florida corporation



By:                                         By:
    ---------------------------------           -------------------------------
      Cliff Wildes, CEO                         Miguel Vazquez, CEO and Chairman

                                            "VAZQUEZ"


                                                -------------------------------
                                                MIGUEL VAZQUEZ, an individual

                                  SCHEDULE "1"

                                     ASSETS
                                     ------

                                  SCHEDULE "2"

                          LICENSES, PERMITS AND ORDERS
                          ----------------------------

                                   EXHIBIT "A"

                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------

         This Assignment and Assumption Agreement (the "Assignment") is executed on April ____, 2005, by and between MTEL Communications, Inc., a Florida corporation ("Seller") and Morgan Beaumont, Inc., a Nevada corporation ("Buyer").

                                 R E C I T A L S
                                 ---------------

         A. Seller and Buyer have entered into that certain Asset Purchase Agreement dated March ___, 2005 (the "Purchase Agreement") in which Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller all of Seller' assets.

                                A G R E E M E N T
                                -----------------

         In consideration of the Recitals, the Closing of the Purchase Agreement, the mutual covenants and agreements which follow and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. EFFECTIVE DATE OF ASSIGNMENT AND ASSUMPTION. This assignment shall take effect as of the date first written above.

         2. ASSIGNMENT. Seller hereby assigns, transfers or licenses to Buyer all of Seller's right, title and interest in and to the agreements and contracts identified in Schedule "1" to the Purchase Agreement ("Assigned Contracts"), true and correct copies of which have been delivered to Buyer by Seller.

         3. ASSUMPTION. Buyer shall not assume or be liable or responsible for any liabilities, obligations or commitments of Seller and all such liabilities, obligations and commitments shall remain the exclusive liabilities, obligations and commitments of Seller, as applicable.

         4. CONDITIONS. The Buyer's assumption of the Assigned Contracts is subject to the conditions set forth in the Purchase Agreement, including the Seller acquiring the necessary consent to assignment for those Assigned Contracts requiring such consent

         The agreements and contracts are being assigned to Buyer and the liability is being assumed by Buyer pursuant to the Purchase Agreement, and all representations, warranties, covenants and indemnities contained in the Purchase Agreement are hereby incorporated by reference herein and made a part of this assignment.

         IN WITNESS WHEREOF, the parties have executed this Assignment as of the date and year first written above.

                                     "BUYER":

                                     MORGAN BEAUMONT, INC., a Nevada corporation


                                     By:
                                          --------------------------------------
                                          Cliff Wildes, CEO


                                     "SELLER":

                                     MTEL COMMUNICATIONS, INC., a Florida
                                     corporation


                                     By:
                                          --------------------------------------
                                          Miguel Vazquez, CEO and Chairman

                                   EXHIBIT "B"

                              FORM OF BILL OF SALE
                              --------------------

         THIS BILL OF SALE (this "Bill of Sale") is being executed and delivered by MTEL Communications, Inc., a Florida corporation ("Seller"), pursuant to that certain Purchase Agreement dated as of April __, 2005 (the "Agreement"), by and between Seller and Morgan Beaumont, Inc., a Nevada corporation ("Buyer"). Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Seller hereby gives, grants, bargains, sells, transfers, sets over, assigns and delivers unto Buyer, all of Seller's right, title and interest in and to the all Assets as described in Schedule "1". Except for liens for taxes not yet due and payable, the transfer evidenced by this Bill of Sale is made free and clear of all Encumbrances of any nature.

         Seller hereby covenant that it will, at any time and from time to time, upon written request therefore, execute and deliver to Buyer, or to Buyer's successors, nominees or assigns, any new or confirmatory instruments which may be reasonably necessary or desirable in order to protect or to fully assign and transfer to and vest in Buyer or such successor, nominee or assign, all of Seller's right, title and interest in and to the Assets.

         This Bill of Sale shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of Seller and Buyer.

         IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of the date first written above.

                                          "SELLER":

                                          MTEL COMMUNICATIONS, INC., a
                                          Florida corporation


                                          By:
                                              ----------------------------------
                                                Miguel Vazquez, CEO and Chairman